Filed pursuant to Rule 433

Registration No. 333-207633

Issuer Free Writing Prospectus dated December 3, 2015

Relating to Preliminary Prospectus Supplement dated December 2, 2015

This Issuer Free Writing Prospectus is being filed to correct the ISIN number for the Securities (as defined below) in the Issuer Free Writing Prospectus that was filed by Intel Corporation on December 3, 2015. The only change was to correct the ISIN number for the Securities. The correct ISIN number is: XS1332479044. The below information is otherwise unchanged.

Term Sheet

December 3, 2015

4.70% Senior Notes due 2045 (“Securities”)

Issuer:	Intel Corporation
Security Type:	SEC Registered
Pricing Date:	December 3, 2015
Expected Settlement Date:	December 14, 2015 (T+7)

Size:	US$915,000,000
Maturity Date:	December 14, 2045
Coupon:	4.70%
Interest Payment Dates:	June 14 and December 14, commencing on June 14, 2016
Denominations:	US$100,000 and multiples of US$1,000 in excess thereof
Price to Public:	100% plus accrued interest, if any, from December 14, 2015
Selling Discount:	0.10%
Optional Redemption:

On each December 14 on or after December 14, 2018, the Securities will be redeemable on not less than 30 nor more than 60 days’ notice, in whole but not in part, at the option of the Company, at 100% of their principal amount plus accrued and unpaid interest to, but not including, the redemption date.

Redemption for Tax Purposes:

Redeemable in whole, but not in part, on at least 15 but not more than 60 days’ notice, at a redemption price equal to 100% of their principal amount (plus any accrued interest and additional amounts then payable) in connection with a “Change in Tax Law” as described in the preliminary prospectus supplement dated December 2, 2015.

Joint Book-Running Managers:	Cathay United Bank Co., Ltd. MasterLink Securities Corporation Yuanta Securities Co., Ltd.
Global Structuring Agent and Coordinator:	Morgan Stanley & Co. LLC. Morgan Stanley & Co. LLC is not a licensed or regulated entity in the ROC and has not and will not engage in the offer, subscription or sale of the Securities.
Structuring Agent’s Fee:	US$4,209,000
Listing:	Application will be made by the Issuer for the Securities to be listed on the Taipei Exchange.
ROC Selling Restrictions:

The Securities have not been, and shall not be, offered, sold or re-sold, directly or indirectly to investors other than “professional institutional investors” as defined under Paragraph 2 of Article 4 of the Financial Consumer Protection Act of the Republic of China. Purchasers of the Securities are not permitted to sell or otherwise dispose of the Securities except by transfer to the aforementioned professional institutional investors.

ISIN:	XS1332479044

Under Rule 15c6-1 of the Exchange Act, trades in the secondary market are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade Securities prior to the third business day before the settlement date will be required, by virtue of the fact that the Securities initially will settle on the seventh business day following the pricing date (T+7), to specify alternative settlement arrangements to prevent a failed settlement.

The TPEx is not responsible for the content of this Term Sheet and no representation is made by the TPEx as to the accuracy or completeness of this Term Sheet.  The TPEx expressly disclaims any and all liability for any losses arising from, or as a result of the reliance on, all or part of the contents of this Term Sheet.  Admission to the listing and trading of the Securities on the TPEx shall not be taken as an indication of the merits of us or the Securities.

The Issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any manager or any dealer participating in the offering will arrange to send you the prospectus and the preliminary prospectus supplement if you request it by contacting the Issuer at: Intel Corporation, 2200 Mission College Blvd., M/S RNB4-151, Santa Clara, CA 95054, United States of America,  Attn: Corporate Secretary.